                            Exhibit 99.1
News Release

13320 Ballantyne Corporate Place Suite D
Charlotte, NC 28277
Immediate Release
Columbus McKinnon Declares Quarterly
Dividend of $0.07 per Share

CHARLOTTE, NC, July 20, 2026 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, announced that its Board of Directors has approved payment of a regular quarterly dividend of $0.07 per common share.

The dividend will be payable on or about August 17, 2026, to shareholders of record at the close of business on August 7, 2026. Columbus McKinnon has approximately 28.9 million shares of common shares outstanding.

About Columbus McKinnon
CMCO is a global leader in intelligent motion solutions designed to advance performance and productivity, helping customers move the world forward with confidence. Guided by its mission to deliver innovative solutions with unmatched safety, quality and reliability, CMCO enables efficient lifting, positioning, securing and movement of materials across a wide range of end markets. Its portfolio spans five key platforms: lifting hardware consumables, hoists and cranes, precision conveyance, automation and linear motion. Driven by a vision for a safer, more productive tomorrow, CMCO partners with customers to solve some of their most complex intralogistics challenges and keep industry in motion. Comprehensive information is available at www.cmco.com.

Contacts:

Kristine Moser
VP IR and Treasurer
Columbus McKinnon Corporation
704-322-2488
kristy.moser@cmco.com